UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2005

Answerthink, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24343	65-0750100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (305) 375-8005

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2005, Answerthink, Inc. (the “Company”) and John F. Brennan entered into a Second Amendment (the “Amendment”) to the Employment Agreement dated March 23, 1999, between the Company and Mr. Brennan. The Amendment provides that Mr. Brennan will resign as the Company’s Executive Vice President, Finance and Chief Financial Officer and serve instead as the Company’s Corporate Development Officer, rendering executive, policy and other management services to the Company’s Chief Executive Officer. The changes will be effective August 11, 2005. Mr. Brennan’s current annual base salary will not change and all restricted stock units previously granted by the Company to Mr. Brennan will fully vest on December 31, 2005 to the extent such restricted stock units are not vested prior to that date.

The Amendment may be terminated for any reason (a “Permitted Termination”) by the Company at any time, or by Mr. Brennan after October 31, 2005. Upon the Permitted Termination, Mr. Brennan will receive: (i) accrued but unpaid salary, bonus and benefits, plus an amount equal to his base salary for 12 months; (ii) vesting of his equity compensation awards, which will be restricted from sale for one year; and (iii) COBRA benefits through the earlier of the maximum term that such benefits are available pursuant to applicable law or until Mr. Brennan obtains benefits through subsequent employment.

In the event of a change in control while Mr. Brennan is still employed by the Company, Mr. Brennan’s stock options, shares of restricted stock and restricted stock units held as of the date of the change in control will become fully vested. In addition, all deferred and incentive compensation or bonus amounts awarded by the Company to Mr. Brennan and other contingent or deferred compensation awards or grants made by the Company to Mr. Brennan, or otherwise made in connection with Mr. Brennan’s employment under his employment agreement, will become fully vested. Payments due in connection with a change in control will be paid in a lump sum.

A copy of the Amendment is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

See disclosure under Item 1.01 regarding Mr. Brennan’s resignation as the Company’s Executive Vice President, Finance and Chief Financial Officer and appointment as the Company’s Corporate Development Officer.

On August 2, 2005, the Board of Directors of the Company appointed Mr. Grant Fitzwilliam, age 37, as the Company’s Executive Vice President, Finance and Chief Financial Officer effective August 11, 2005. Mr. Fitzwilliam has been with the Company since the Company’s inception in 1997. Mr. Fitzwilliam most recently served as Managing Director of the Company’s Sarbanes Oxley Consulting practice from April 2004. Prior to that, Mr. Fitzwilliam was Managing Director of the Company’s Oracle practice from April 2000. Mr. Fitzwilliam held a variety of other positions within the Company’s transformation and applications consulting practices from 1997 to 2000. Prior to joining the Company, Mr. Fitzwilliam was a Manager in the Strategic Services Division of KPMG, LLP. Mr. Fitzwilliam is a Certified Public Accountant.

There is no arrangement or understanding pursuant to which Mr. Fitzwilliam was selected as the Company’s Executive Vice President, Finance and Chief Financial Officer, and there are no related party transactions between Mr. Fitzwilliam and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Second Amendment to the Employment Agreement, dated March 23, 1999, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERTHINK, INC.
(Registrant)

Date: August 8, 2005	By:	/s/ Frank A. Zomerfeld
Frank A. Zomerfeld
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Second Amendment to the Employment Agreement, dated March 23, 1999, as amended.